Exhibit 99.1

BioCardia Announces Clarification and Next Steps on its Autologous CardiAMP Cell Therapy Programs

September 6, 2023

SUNNYVALE, Calif. – BioCardia®, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease, today announced a clarification and next steps on its autologous CardiAMP cell therapy programs.

Based on the recent interim results in the CardiAMP autologous cell therapy for the treatment of heart failure (BCDA-01), the Company is exploring development of a new Phase III clinical trial protocol. The Finkelstein Schoenfeld (FS) primary composite endpoint used in the CardiAMP HF Trial has tiers of outcomes in decreasing order of importance: heart death equivalent, major adverse cardiac and cerebrovascular MACCE, and Six Minute Walk Distance (6MWD). Since the primary FS endpoint is a composite of these elements, meeting the FS endpoint may be met even if one or more of the components does not individually demonstrate statistical significance. This has implications for the future trial design.

The CardiAMP HF Trial interim results showed that the first two most important tier outcomes, occurring in 30% of the study patients, could have contributed sufficiently toward efficacy given a longer follow-up period than one year. If these interim results are replicated in a future study in which the third tier 6MWD is replaced with a more objective endpoint, there may be a pathway to a successful trial for product registration in the United States. The FDA has previously expressed a preference for replacing the 6MWD with Cardiopulmonary Exercise Testing, which is a more objective outcome. We are exploring with the CardiAMP HF Study Executive Steering Committee whether to fine tune eligibility criteria for patients based on current data and to replace the 6MWD with Cardiopulmonary Exercise Testing or another other more objective third-tier outcome measurement.

Such a protocol may also be capital efficient by eliminating measures that have already been gathered in the ongoing CardiAMP HF study while continuing to utilize the CMS reimbursement program currently in place. Using the cell population analysis screening criterion to set patient dosage, rather than using it to exclude patients from the study, could accelerate enrollment.

CardiAMP in Chronic Myocardial Ischemia, or BCDA-02, has a generally accepted mechanism of action of microvascular revascularization driven by the CD34 and CD133 components of the dosage. It is a different indication from the heart failure indication and members of the Steering Committee believe it has great potential to be successful even if the heart failure indication is not ultimately successful. Microvascular revascularization and repair to reduce pain and enhance heart performance in a relatively healthy heart is viewed as an easier challenge for the cells to overcome than helping a heart already in failure to recover. This study is on track to complete the roll in cohort enrollment in Q4 and advance to its randomized double blind pivotal trial. BioCardia expects to focus its resources on accelerating this pivotal program ahead and will be incorporating strategies to enhance enrollment.

“We have three synergistic clinical programs for the treatment of ischemic heart disease utilizing the leading transendocardial delivery platform which we also developed,” continued Peter Altman. “Our expectation is that we can move all of these programs through significant milestones in the next year on less capital than we have utilized in previous years.”

Anticipated Upcoming Milestones and Events:

>	BCDA-01: CardiAMP Cell Therapy for Heart Failure Phase III Trial

-	Q3 2023: Clarity on Second Pivotal Study Design

-	Q4 2023: Japan PMDA Formal Consultation

>	BCDA-02: CardiAMP Cell Therapy for Chronic Myocardial Ischemia Phase III Trial

-	Q4 2023: Completion of Roll-in Cohort and Transition to Randomized Pivotal Trial

>	BCDA-03: NK1R+ MSC Allogeneic Cell Therapy in ischemic HFrEF Phase I/II Trial

-	Q3 2023: First Patient Enrolled

>	Helix Biotherapeutic Delivery System

-	Q4 2023 Completion of Enrollment in Partner CellProthera’s EXCELLENT Trial

-	Q4 2023: Update on Licensing / Partnerships

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic platforms that enable four product candidates in development. The CardiAMP Cell Therapy Heart Failure Trial investigational product has been granted Breakthrough designation by the FDA, has CMS reimbursement, and is supported financially by the Maryland Stem Cell Research Fund. The CardiAMP Chronic Myocardial Ischemia Trial also has CMS Reimbursement.  BioCardia also partners with other biotherapeutic companies to provide its delivery systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. For more information visit: www.BioCardia.com.

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, statements relating to future data analysis, future protocol submissions to FDA, anticipated milestones and events, conclusions of results based on interim data generated by the CardiAMP Heart Failure statistics core, the likelihood of safety and patient benefit, and the ultimate success of our clinical cell therapy programs. These forward-looking statements are made as of the date of this press release.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s liquidity position and its ability to raise additional funds, as well as the Company’s ability to successfully progress its clinical trials. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors” and in its subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120